Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd. o Suite 1100 o Irving, TX 75039 o (972) 401-0752
  o Fax (972) 401-3110
Mailing Address: P.O. Box 140908 o Irving, TX 75014-0908
An American Stock Exchange Company o "MHR"

July 23, 2001

Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100
Irving, Texas 75039

Re:  S-8 Registration Statement

Gentlemen:

     I have acted as general counsel for Magnum Hunter Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 934,029 shares of the Company's Common Stock, (0.002 par value per share (the "Shares"), for issuance under the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan (the "Plan") and of an indeterminate amount of interests in the Plan (the "Interests").

     I have participated in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to the registration of the Shares and the Interests under the Securities Act.

     In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of the resolutions of the Company's Board of Directors establishing the Plan, the Registration Statement and such corporate records of the Company, and other instruments and documents as I have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, I have, where relevant facts were not independently established, relied upon statements of officers of the Company whom I believe to be responsible.

     Based upon the foregoing and in reliance thereon, I advise you that in my opinion (i) the Shares, when issued and delivered in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable, and (ii) the Interests, when offered and issued in accordance with the provisions of the Plan, will be legally issued, fully paid and assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Morgan F. Johnston

Morgan F. Johnston
Vice President, General Counsel and Secretary